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                                                                     EXHIBIT 2.1





                            STOCK PURCHASE AGREEMENT


                                    BETWEEN


                           SURGICAL HEALTH CORPORATION


                             HEALTHSOUTH CORPORATION


                                       AND


                               HEALTHTRONICS, INC.






                            DATED AS OF MAY 17, 2001


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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of May 17, 2001 (the "Closing Date") by and among HealthTronics, Inc., a Georgia corporation ("Purchaser"), and HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH") and Surgical Health Corporation, a Delaware corporation ("SHC") (HEALTHSOUTH and SHC are collectively referred to herein as "Owner").

                                    PREAMBLE:

         WHEREAS, each of Heritage Medical Services of Texas, Inc., a Texas corporation ("Heritage"), and HSC of Gulf Coast, Inc., a Tennessee corporation ("HSC"), is a wholly-owned subsidiary of Owner (collectively, the "Subsidiaries" and each individually a "Subsidiary");

         WHEREAS, the Subsidiaries own a 52.07% ownership interest, (collectively the "GCLA Interest"), in the aggregate, of Gulf Coast Lithotripsy Associates, L.P., a Texas limited partnership ("GCLA"), and Heritage is the general partner of GCLA;

         WHEREAS, GCLA is the general partner of Lithotripsy Associates of Texas, Limited Partnership, a Georgia limited partnership ("LAT") and GCLA owns a 70% ownership interest in LAT (the "LAT Interest") (GCLA and LAT collectively, the "Partnerships"); and

         WHEREAS, Purchaser desires to acquire all of the issued and outstanding capital stock of each of the Subsidiaries (the "Shares") from the Owner.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

                               I. PURCHASE TERMS

         1.1 Purchase and Sale of Shares. On the Closing Date, on the terms and subject to the conditions of this Agreement, Owner shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from the Owner, all of the Shares free and clear of all Liens. The purchase and sale of the Shares shall be effective (the "Closing") as of the date written above.

         1.2 Purchase Price. The aggregate consideration being paid by Purchaser to the Owner for the sale, assignment, transfer and delivery of the Shares is $565,000 in cash (the "Purchase Price")

         1.3 Effective Date. This Agreement will become effective for accounting purposes on April 1, 2001 (the "Effective Date").



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                 II. REPRESENTATIONS AND WARRANTIES OF THE OWNER

         Owner represents and warrants the following to Purchaser:

         2.1 Ownership.

             (a) Owner is the owner of all right, title and interest (legal, record and beneficial) in and to the Shares as set forth on Schedule 2.1, free and clear of any and all liens, encumbrances or restrictions of any nature whatsoever (except for any restrictions on transfer imposed by securities laws), and Owner holds no other equity interest in either of the Subsidiaries. No person or entity has any right or privilege (whether preemptive or contractual) for the purchase of any of the Shares from Owner; and

             (b) Subsidiaries are the owners of all right, title and interest (legal, record and beneficial) in and to the GCLA Interest and GCLA is the owner of all right, title and interest (legal, record and beneficial) in and to the LAT Interest as set forth on Schedule 2.1(b), free and clear of any and all liens, encumbrances or restrictions of any nature whatsoever (except for any restrictions on transfer imposed by securities laws), and Subsidiaries and GCLA hold no other equity interest in either of the Partnerships. No person or entity has any right or privilege (whether preemptive or contractual) for the purchase of any of either the GCLA Interest or LAT Interest from the Subsidiaries or GCLA. Upon Closing, the Purchaser will acquire all right, title and interest (legal, record and beneficial), free and clear of any and all liens, encumbrances or restrictions of any nature whatsoever, except for any restrictions on transfer imposed by securities laws, in the GCLA Interest and LAT Interest.

         2.2 Organization and Standing. Each of Owner and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to carry on its business as now conducted. Each of the Partnerships is a limited partnership duly organized, validly existing and is in good standing under the laws of the jurisdiction of its formation, and has the power and authority to carry on its business as now conducted. Attached hereto as Schedule
2.2 are certificates of good standing for the Owner and each of the Partnerships and Subsidiaries. Each of Owner, the Partnerships and the Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Owner, the Partnerships and the Subsidiaries has full corporate power and authority and, to their knowledge, all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Owner, the Subsidiaries and the Partnerships are not in default under or in violation of any provision of their respective charter bylaws or Limited Partnership Agreement.

         2.3 Authorization and Validity. The execution, delivery and performance of this Agreement and the transactions contemplated hereby has been duly authorized by all necessary action on the part of the Owner, the Subsidiaries and the Partnerships. The Agreement constitutes or will constitute the legal, valid and binding obligations of Owner, enforceable in accordance with its terms, except as may be limited by Bankruptcy, insolvency or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

         2.4 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 2.4, the execution, delivery and performance by Owner of this Agreement and the



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transactions contemplated hereby (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Owner or either Subsidiary is subject or by which Owner or either Subsidiary is bound; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit material to the transactions contemplated by this Agreement; (iv) will not conflict with any provision of either of the Owner's or a Subsidiary's organizational documents, and (v) will not conflict with any provision of the Partnerships' limited partnership agreements.

         2.5 Outstanding and Authorized Capitalization.

             (a) All authorized and outstanding capital stock of the Subsidiaries is accurately described on Schedule 2.5(a). No shares of capital stock of either of the Subsidiaries are held in the treasury of such Subsidiary. All outstanding shares of capital stock of the Subsidiaries are listed and held of record as indicated on Schedule 2.5(a) and have been duly and validly issued, are fully paid and nonassessable and were not issued in violation of preemptive rights of any past or present holder of any capital stock either of the Subsidiaries. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the capital stock of either of the Subsidiaries and there are no outstanding securities of either of the Subsidiaries convertible into or exchangeable for any capital stock of the Subsidiaries, in either case which have been granted or created by the Subsidiaries. Neither Subsidiary is obligated to issue or repurchase any capital stock for any reason and no person or entity has any right or privilege (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued capital of the Subsidiaries. There are no outstanding rights to demand registration of securities of the Subsidiaries or to sell securities of the Subsidiaries in connection with a registration by the Subsidiaries under the Securities Act of 1933, as amended.

             (b) The ownership interests of all partners of the Partnerships are accurately described on Schedule 2.5(b).

         2.6 Litigation, Etc. Except as listed on Schedule 2.6, (i) there are no claims, lawsuits, actions, arbitrations, governmental investigations, administrative or other proceedings pending against either of the Subsidiaries or the Partnerships (a "Claim"), and, to the knowledge of the Owner, the Subsidiaries and the Partnerships, no such matter is threatened and there is no basis for any such action; (ii) to the knowledge of the Owner, Subsidiaries and Partnerships, there are no governmental or administrative investigations or inquiries pending that involve either of the Subsidiaries or Partnerships; (iii) there are no judgments against or consent decrees binding on either of the Subsidiaries or Partnerships or their assets or, to the knowledge of the Owner, Subsidiaries or Partnerships, without independent investigation, any licensed professional relating to, or which may have an affect on, the business or goodwill of either of the Subsidiaries or Partnerships; and (iv) all Claims have been reported to the insurance carrier for such Subsidiary and such Partnership and, except as indicated on Schedule 2.6, neither the Owner, nor the Partnerships, nor the Subsidiaries has received a notice of denial of coverage or a reservation of rights.

         2.7 Financial Statements. Attached hereto as Schedule 2.7 are financial statements for each of the Subsidiaries and the Partnerships as of and for the periods indicated thereon and interim financial statements for each of the Subsidiaries and the Partnerships most recently ended interim period, which reflect the results of operations and financial condition of the Partnerships and



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Subsidiaries for such periods and at such dates, unless otherwise noted on
Schedule 2.7 (collectively, the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position of each of the Subsidiaries and the Partnerships as of the dates indicated and present fairly in all material respects the results of the operations for each of the Subsidiaries and the Partnerships for the periods then ended, and are in accordance with the books and records of the Subsidiaries and the Partnerships, which have been properly maintained and are complete and correct in all material respects, unless otherwise noted on Schedule 2.7.

         2.8 Absence of Changes. Except as set forth on Schedule 2.8(a), and except as contemplated by this Agreement, since December 31, 2000, each of the Subsidiaries and the Partnerships has conducted its business only in the ordinary course and, to the knowledge of the Owner, Subsidiaries and the Partnerships, no event has occurred that would have a material adverse effect on
(i) the financial position, business, or results of operations of either of the Subsidiaries or the Partnerships, or (ii) the ability of Owner to consummate its obligations under this Agreement or to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect"), provided that Material Adverse Effect shall not be deemed to include the impact of actions and omissions of Owner (or any Subsidiaries) taken with the prior written consent of Purchaser in contemplation of the transactions contemplated hereby.

         2.9 Taxes.

             (a) Except as listed in Schedule 2.9 or as reflected in the Financial Statements, there does not exist and will not after the Closing Date exist any material liability for taxes which may be asserted by any taxing authority against, and no lien or other encumbrance for taxes will attach to, the Subsidiaries, the Partnerships or any of their respective assets other than
(i) taxes due in respect of periods for which tax returns are not yet due and for which adequate accruals have been made in the Financial Statements and (ii) taxes accrued in the ordinary course of business between the date of the Financial Statements and the Closing Date. Except as set forth on Schedule 2.9, all federal, state and local tax returns and tax reports required to be filed prior to the date hereof with respect to the Subsidiaries and the Partnerships have been filed (other than returns for which extensions to file have been granted) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, all of which are true, correct and complete in all material respects, and all amounts shown as owing thereon have been paid. No claim has ever been made by a taxing authority in any jurisdiction where any of the Subsidiaries or Partnerships does not file tax returns that any of the Subsidiaries or Partnerships is or may be subject to taxes assessed by such jurisdiction.

             (b) Except as listed on Schedule 2.9, neither the Subsidiaries nor the Partnerships has received notice of any tax claims being asserted or any proposed assessment by any taxing authority and no tax returns of either of the Subsidiaries or the Partnerships have been examined by the Internal Revenue Service (the "IRS") or the appropriate state agencies for any fiscal year or period ended prior to the date hereof, and neither the Subsidiaries nor the Partnerships are presently under, nor has they received notice of any, contemplated investigation or audit by the IRS or any state agency concerning any fiscal year or period ended prior to the date hereof. Except as listed on
Schedule 2.9, neither the Subsidiaries nor the Partnerships have executed any extension or waivers of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Neither the Subsidiaries nor the Partnerships are parties to any tax sharing agreement and neither has any current or potential contractual obligation to indemnify any other person with respect to taxes.



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             (c) Each of the Subsidiaries or the Partnerships and any
predecessors in interest have withheld or collected from each payment made to each of their employees the amount of all taxes required to be withheld or collected therefrom and each of the Subsidiaries and any predecessors in interest have paid the same to the proper tax depositories or collecting authorities.

             (d) For purposes hereof, "taxes" shall mean any federal, state, county, local, foreign or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation, income taxes estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

         2.10 No Violation of Law.

             (a) To the knowledge of Owner, neither Owner, nor the Partnerships, nor the Subsidiaries has been or is currently in violation of any applicable local, state or federal law, order, injunction or decree, or any other requirement of any governmental body, agency or regulatory authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for any such violations as would not individually or in the aggregate have a material adverse effect on Owner, the Subsidiaries or the Partnerships, business, financial or otherwise.

             (b) To the knowledge of Owner, neither Owner, nor the Partnerships, nor the Subsidiaries is currently subject to any fine, penalty, liability or disability as the result of a failure to comply with any requirement of federal, state or local law nor has Owner, either of the Partnerships or either of the Subsidiaries received any notice of such noncompliance.

         2.11 Licenses and Authorizations. To the knowledge of Owner, each Partnership is the holder of all valid licenses and other rights, permits and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority (the "Licenses") necessary to operate such Partnership, except for any such Licenses as would not individually or in the aggregate have a material adverse effect on Owner, the Subsidiaries or the Partnerships, business, financial or otherwise.

         2.12 Contracts. Schedule 2.12 lists all of the contracts and agreements entered into, either directly or indirectly by the Owner, by the Partnerships or Subsidiaries, that primarily relate to the operation of the Subsidiaries or the Partnerships, including the Partnerships' ownership and operation of extracorporeal shockwave lithotripters, and the Partnerships' lease of such lithotripters to hospitals and ambulatory surgery centers. Owner has delivered to the Purchaser a correct and complete copy of each of the Agreements listed on
Schedule 2.12. Each of the agreements listed on Schedule 2.12 is legal, valid, binding, enforceable and in full effect and will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the Closing. Neither the Partnerships, Subsidiaries, nor, to the knowledge of the Owner, the Partnerships and the Subsidiaries, any party to the agreements on Schedule 2.12 are in breach or default and, to the knowledge of the Owner, the Partnership and the Subsidiaries, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the written agreements. Neither the Partnerships or Subsidiaries either directly or indirectly by the Owner,



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is a party to any verbal contract, agreement or other arrangement which, if reduced to written form, would be required to be listed on Schedule 2.12.

         2.13 Statements True and Correct. No representation or warranty made herein by Owner, nor in any statement, certificate or instrument furnished or to be furnished to Purchaser by Owner pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

              III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser represents and warrants the following to Owner:

         3.1 Authorization and Validity. The execution, delivery and performance of this Agreement and the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Purchaser. The Agreement constitutes or will constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with its terms, except as may be limited by Bankruptcy, insolvency or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

         3.2 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 3.2, the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Purchaser is subject or by which Purchaser is bound; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit material to the transactions contemplated by this Agreement; and (iv) will not conflict with any provision of Purchaser's organizational documents.

                               IV. INDEMNIFICATION

         4.1 Indemnification of Purchaser.

             (a) Subject to Sections 4.3 through 4.6, the Owner shall indemnify and hold harmless Purchaser and its officers, directors, agents or affiliates, from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs and expenses, including but not limited to reasonable attorneys' fees ("Losses"), suffered or incurred by any such party by reason of or arising out of:

                 (i) the breach of any representation or warranty contained in
Article II hereof or any breach or inaccuracy of any covenant or agreement of Owner contained in this Agreement, or in any document or instrument delivered by the Owner in connection with the Agreement; and



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                 (ii) any item listed on Schedule 2.9, including the expense of amending a prior tax return arising from the information on Schedule 2.9.

             (b) No claim for indemnification may be made after third anniversary of Closing Date; provided, however, that the right to indemnification shall extend beyond such period with respect to any claim for which written notice was given to the Owner during such period but shall expire on the expiration of the applicable statutes of limitations unless an action has been brought with respect thereto; provided further, that the right to indemnification for any claim under Section 4.1(a)(ii) shall survive until the expiration of the statute of limitations applicable to any claims or causes of actions with respect to matters covered thereby.

         4.2 Indemnification of the Owner.

             (a) Subject to Sections 4.3 through 4.6, Purchaser shall indemnify and hold harmless the Owner and any of its officers, directors, agents and affiliates, at all times after the date hereof from and against any and all Losses suffered or incurred by any such party by reason of, or arising out of any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of Purchaser contained in this Agreement or any document or instrument delivered by Purchaser in connection herewith; and

             (b) No claim for indemnification with respect to any alleged misrepresentation or breach of warranty may be made after the third anniversary of the Closing Date; provided, however, that the right to indemnification shall extend beyond such period with respect to any claim for which written notice was given to Purchaser during such period but shall expire on the expiration of the applicable statutes of limitations unless an action has been brought with respect thereto.

         4.3 Notice and Opportunity to Defend. The party indemnified under this
Article IV (the "Indemnified Party") shall promptly notify in writing the indemnifying party (the "Indemnifying Party") of any matter giving rise to an obligation to indemnify and the Indemnifying Party shall defend such claim at its expense with counsel reasonably acceptable to the Indemnified Party, provided that the Indemnifying Party may not settle any such claim without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. The Indemnified Party agrees to cooperate with the Indemnifying Party and to make reasonably available to the Indemnifying Party any necessary records or documents in the possession of the Indemnified Party which are necessary to defend such claim. If the Indemnifying Party does not defend or settle such claim, the Indemnified Party may do so without the Indemnifying Party's participation, in which case the Indemnifying Party shall pay the expenses of such defense, and the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.

         4.4 Indemnification Deductible. With respect to any indemnification claim under Section 4.1(a)(i) and 4.2(a), neither the Owner or Purchaser, respectively, shall be required to provide the indemnification hereunder unless the amount of the loss or claim for which indemnification is sought, when aggregated with all other losses and claims for which indemnification is sought, exceeds $100,000, at which time rights to indemnification for losses and claims may be asserted for all amounts in excess of $100,000.



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         4.5 Survival and Exclusivity. The representations and warranties of the parties contained in this Agreement or in any document or instrument delivered in connection herewith shall survive the Closing and shall not be extinguished thereby, and the remedies set forth in this Article IV shall constitute the sole and exclusive remedy for any inaccuracy or breach of any such representation or warranty not arising out of fraud or an intentional misrepresentation.

         4.6 Indemnification Limits. In no event shall Owner or Purchaser be obligated to make indemnification payments in excess of the Purchase Price, provided that such limitation shall not apply to any indemnification under
Section 4.1(a)(ii).

                           V. MISCELLANEOUS PROVISIONS

         5.1 Notices.

             (a) Any notice sent in accordance with the provisions of this
Section 6.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or
(ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

If to the Owner:           HEALTHSOUTH Corporation
                           One HEALTHSOUTH PARKWAY
                           Birmingham, Alabama  35243
                           Attn:  Beall D. Gary, Jr.
                           Telephone: (205) 967-7116
                           Facsimile: (205) 969-4732

with a copy to:            Alston & Bird LLP
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia  30309-3424
                           Attn:  J. Mark Ray
                           Telephone: (404) 881-7000
                           Facsimile: (404) 881-7777

If to Purchaser            HealthTronics, Inc.
                           1841 West Oak Parkway
                           Suite A
                           Marietta, GA  30062
                           Attn:  Argil J. Wheelock, M.D.
                           Telephone: (770) 419-0691
                           Facsimile: (770) 419-9490

with a copy to:            Miller & Martin LLP
                           Suite 1000 Volunteer Building
                           832 Georgia Avenue
                           Chattanooga, Tennessee 37402
                           Attn: Frank Williams
                                 Katrina Jewett
                           Telephone: (423) 756-6600
                           Fax: (423) 785-8480




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             (b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section
5.1.

         5.2 Expenses. Except as provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, provided, however, all legal, accounting and other fees and expenses incurred by the Subsidiaries and the Owner concerning the transactions contemplated hereby shall be paid by the Subsidiaries or the Owner prior to the Closing, or to the extent not so paid, then paid by the Owner after the Closing when due.

         5.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         5.4 Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         5.5 Assignment. This Agreement shall not be assignable by either of the parties hereto without the written consent of the other party. However, in the event of the sale, merger, or consolidation of Owner or Purchaser, Owner or Purchaser or their permitted successors or assigns may assign Owner's or Purchaser's rights hereunder to the successor or purchaser of Owner or Purchaser.

         5.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

         5.7 Entire Agreement. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         5.8 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.



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         5.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5.10 No Brokers. The Owner, the Subsidiaries and Purchaser each represent to the others that no broker or finder has been employed in connection with the transactions hereunder.

         5.11 Schedules and Exhibits. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof.

         5.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         5.13 Separability. If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be impaired in any way.

         5.14 No Benefit to Third Parties. This Agreement is not intended to benefit, and shall not be construed to benefit, any person other than the parties hereto or create any third-party beneficiary right for any person.

         5.15 Provision of Information. After the Closing, HEALTHSOUTH shall use commercially reasonable efforts to provide requested information to Purchaser or its agents in a timely fashion so that Purchaser may include audited financial statements of the Subsidiaries in the Current Report on Form 8-K that it intends to file with the Securities and Exchange Commission.

         5.16 Distributions. No later than May 31, 2001, Purchaser shall pay HEALTHSOUTH $100,000 in lieu of any distributions that the Subsidiaries would have been entitled to receive from the Partnerships during 2001.



                            [SIGNATURES ON NEXT PAGE]




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         IN WITNESS WHEREOF, the undersigned have executed this Purchase
Agreement as of the day and year first written above.


                                    PURCHASER:

                                    HEALTHTRONICS, INC.



                                    By: /s/ Argil Wheelock
                                        ----------------------------------------
                                        Name: Argil Wheelock
                                              ----------------------------------
                                        Title: CEO
                                               ---------------------------------


                                    OWNER:

                                    HEALTHSOUTH CORPORATION



                                    By: /s/ Beall D. Gary, Jr.
                                        ----------------------------------------
                                        Name: Beall D. Gary, Jr.
                                              ----------------------------------
                                        Title: Group Vice President
                                               ---------------------------------



                                    SURGICAL HEALTH CORPORATION



                                    By: /s/ Beall D. Gary, Jr.
                                        ----------------------------------------
                                        Name: Beall D. Gary, Jr.
                                              ----------------------------------
                                        Title: Vice President and Secretary
                                               ---------------------------------

                                    SCHEDULES

Number  Description

2.1(a)  Ownership of the Shares

2.1(b)  Ownership of the Subsidiaries

2.2     Organization and Standing

2.4     Absence of Conflicting Agreements Or Required Consents

2.5(a)  Outstanding and Authorized Capitalization

2.5(b)  Ownership Interests of the Partnerships

2.6     Litigation

2.7     Financial Statements

2.8(a)  Absence of Changes

2.9     Taxes

2.12    Contracts

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

                                        12